Exhibit 99.1

NEWS RELEASE

Ingredion Incorporated		CONTACT:
5 Westbrook Corporate Center	Investors:	Heather Kos, 708-551-2592
Westchester, IL 60154	Media:	Claire Regan, 708-551-2602

INGREDION COMPLETES ACQUISITION OF PENFORD CORPORATION

WESTCHESTER, III., March 11, 2015 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, announced today that it has successfully completed the acquisition of Penford Corporation, a U.S.-based leader in specialty ingredients for food and non-food applications.

“This is a great opportunity for Ingredion. Penford’s expertise in potato starch, non-starch texturizers (hydrocolloids) and green solutions expands our capabilities to address growing consumer trends. Plus, their complementary portfolio of higher-value specialty ingredients will take us into new and profitable sectors. We are looking forward to a bright future together,” said Ilene Gordon, Ingredion chairman and CEO.

“We will begin the integration immediately to capture synergies, provide a broader offering of higher-value specialty products to our customers around the world and continue to deliver shareholder value,” Gordon added.

The integration is expected to generate annual cost synergies of at least $20 million, primarily from efficiencies in the areas of manufacturing, procurement, logistics and general and administrative functions. Excluding one-time costs, the transaction is expected to be $0.08 – $0.12 accretive to earnings on a per share basis in 2015.

Penford common stock has ceased trading on the NASDAQ Stock Market. Penford will be incorporated into Ingredion’s $3.1 billion North American business, led by Jim Zallie, Ingredion executive vice president of global specialties and president of North America and EMEA. Tom Malkoski, Penford’s president and chief executive officer, will join Ingredion as a senior advisor on strategic projects to promote specialties growth. Reporting to Ingredion CEO Gordon, Malkoski will also support the integration of Penford.

(more)

Ingredion Completes Penford Acquisition– 2

ABOUT INGREDION

Ingredion Incorporated (NYSE:INGR) is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients. With customers in more than 100 countries, Ingredion serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive

(more)

Ingredion Completes Penford Acquisition– 3

and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism. Factors relating to the acquisition of Penford Corporation that could cause actual results and developments to differ from expectations include: the anticipated benefits of the acquisition, including synergies, may not be realized; and the integration of Penford’s operations with those of Ingredion may be materially delayed or may be more costly or difficult than expected.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent reports on Forms 10-Q and 8-K.

###